EXHIBIT 99.1

For Immediate Release

Contact:	Glenn P. Muir	Frances Crecco
	Executive Vice President & CFO	Director, Investor Relations
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7300	(781) 999-7377

HOLOGIC ANNOUNCES SECOND QUARTER

FISCAL 2006 OPERATING RESULTS

Revenues, Earnings and Backlog Increase to Record Highs

BEDFORD, Mass., (April 25, 2006) — Hologic, Inc. (NASDAQ: HOLX), a leading provider of state-of-the-art diagnostic and digital imaging systems directed towards women’s health, today announced its results for the quarter ended March 25, 2006.

Highlights of the quarter include:

•	Record revenues of $101.0 million.

•	Record earnings of $11.2 million.

•	Record backlog of $153.1 million.

•	Record 111 Selenia full field digital mammography systems installed and recognized as revenue.

Second quarter fiscal 2006 revenues totaled $100,985,000, a 46% increase when compared to revenues of $69,237,000 in the second quarter of fiscal 2005. For the second quarter of fiscal 2006, Hologic reported net income of $11,164,000, or $0.24 per diluted share, compared with net income of $6,048,000, or $0.13 per diluted share, in the second quarter of fiscal 2005. The improvement in quarterly earnings primarily reflects the increase in product sales of Selenia digital mammography systems in the current quarter as compared to the second quarter of fiscal 2005. Earnings per share information for 2005 has been restated to reflect the Company’s 2-for-1 stock split effected on November 30, 2005.

Included in our financial results for the second quarter of fiscal 2006, are the following expenses that were not incurred in the second quarter of fiscal 2005:

•	a $629,000 charge to operating expenses to amortize the intangible assets acquired from Fischer Imaging in the first quarter of fiscal 2006 over their useful life; and

•	a $738,000 charge for stock-based compensation expense to account for employee stock options under FASB Statement 123R.

In the current quarter, Hologic’s effective tax rate increased to 36% of pre-tax earnings. This rate is higher than the effective tax rate of 20% in the second quarter of fiscal 2005 and 19% for the full 2005 fiscal year due to the realization of the Company’s previously unbenefited deferred tax assets in the fourth quarter of fiscal 2005.

For the six months ended March 25, 2006, revenues increased 40%, to $188,941,000 compared to revenues of $135,413,000 in the six months ended March 26, 2005. For the six months ended March 25, 2006, Hologic recognized net income of $16,880,000, or $0.36 per diluted share, compared with net income of $10,622,000, or $0.24 per diluted share, for the comparable six-month period in fiscal 2005.

During the second quarter, Hologic recognized as revenue, the sale of 111 Selenia full-field digital mammography systems. At March 25, 2006, the Company’s backlog for orders of Selenia was 285 systems, and total backlog for all products increased to over $153 million, the highest quarterly backlog in the Company’s history and a 10% increase over the backlog at December 24, 2005.

“For the second quarter, we continued to outperform previous quarters with record revenues and profitability. Our margins were slightly improved from the prior quarter’s performance and continue to be supported by strong demand for our Selenia digital mammography system,” said Jack Cumming, Chairman and CEO. “As you may know, we recently announced we have entered into agreements to acquire two companies, Suros Surgical and R2 Technology. We are pleased to be able to grow our company through strategic acquisitions. Both these companies serve our core markets and should contribute to the overall strength and performance of Hologic. We believe these acquisitions will add additional revenues of over $90 million in our fiscal 2007 and will be accretive to our earnings, excluding the non-cash amortization charges for intangibles acquired in the transactions.”

Beginning in fiscal 2006, the Company combined its previously reported mammography and digital detector operating segments to better reflect how the Company views its operations and manages its business. In fiscal 2006, the primary function of the digital detector business is to support the Company’s mammography product line. The Company now has three reporting segments: Mammography, Osteoporosis Assessment and All Other. Segment information for 2005 has been restated to conform to the 2006 presentation.

Second quarter financial overview by segment:

•	Mammography revenues increased 64% to $72,980,000 for the second quarter of fiscal 2006 from $44,624,000 for the same period in fiscal 2005. This increase was primarily due to continued increasing sales of Selenia and to a lesser extent, an increase in sales of MultiCare breast biopsy tables. Operating income for this business segment in the second quarter of fiscal 2006 increased to $13,267,000 compared to operating income of $3,605,000 in the second quarter of fiscal 2005. This increase in operating income in the current quarter was primarily due to the significant increase in revenues, reduced unit costs and the resulting higher gross margins on increasing product sales of Selenia. Mammography costs and expenses in 2006 included $629,000 of amortization of intangible assets related to the acquisition of Fischer Imaging’s intellectual property and $490,000 of stock-based compensation under newly-adopted FASB Statement 123R.

•	Osteoporosis assessment revenues increased 13% to $21,399,000 for the second quarter of fiscal 2006 from $18,970,000 for the same period in fiscal 2005. This increase was primarily due to an increase in the number of bone densitometry systems sold and an increase in service revenue. Operating income for this business segment in the second quarter of fiscal 2006 was $2,855,000 compared to operating income of $2,798,000 in the second quarter of fiscal 2005. Osteoporosis assessment costs and expenses in 2006 included $210,000 of stock-based compensation under newly-adopted FASB Statement 123R.

•	All other revenues, which includes the Company’s mini C-arm, extremity MRI, conventional general radiography service and digital general radiography systems businesses increased 17% to $6,606,000 for the second quarter of fiscal 2006 from $5,643,000 for the same period in fiscal 2005. The increase in revenues was primarily due to the initial sales of the new line of third party extremity MRI systems of $1,034,000. Operating income for this business segment in the second quarter of fiscal 2006 was $270,000 compared to operating income of $778,000 in the second quarter of fiscal 2005. This decrease in operating income in the current quarter was primarily due to higher product costs on a new mini C-arm product resulting in lower gross margins and a decrease in revenue from the conventional general radiography service business. Costs and expenses for this business segment in 2006 include $38,000 of stock-based compensation under newly-adopted FASB Statement 123R.

Hologic’s management will host a conference call today at 10:00 a.m. (Eastern) to discuss second quarter fiscal 2006 operating results. Interested participants may listen to the call by dialing 800-289-0494 or 913-981-5520 for international callers and referencing code 4940210 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through April 28, 2006 at 888-203-1112 or 719-457-0820 for international callers, access code 4940210. The Company will also provide a live webcast of the call on the investor relations page of the Company’s website at www.hologic.com/investor. A replay of the call will also be available on the investor relations page of the Company’s website www.hologic.com/investor shortly after the completion of the live broadcast.

Hologic Inc. is a leading developer, manufacturer and supplier of premium diagnostic and medical imaging systems dedicated to serving the healthcare needs of women, and a leading developer of innovative imaging technology for digital radiography and breast imaging. Hologic’s core business units are focused on mammography and breast biopsy, osteoporosis assessment, and mini C-arm and extremity MRI imaging for orthopedic applications. For more information visit www.hologic.com.

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding the Company’s expected effective tax rate for fiscal 2006, any implication that the Company’s backlog may be indicative of future sales, the anticipated contributions of the Company’s acquisitions, including to the Company’s growth and market leadership, and to the Company’s revenues and financial results in fiscal 2007. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. The Company’s backlog consists of purchase orders for which delivery is scheduled within the next twelve months, as specified by the customer. In certain circumstances, orders included in backlog may be canceled or rescheduled by customers without significant penalty. Therefore, backlog as of any particular date should not be relied upon as indicative of the Company’s net revenues for any future period. Risks and uncertainties that may affect Hologic’s ability to consummate one or more of the announced acquisitions or that may cause actual contributions of an acquisition to vary materially from Hologic’s expectations, include, among others: the shareholders of Suros or R2 may not approve the acquisition of their respective companies; the parties may be unable to obtain regulatory clearances or approvals required for an acquisition, or required regulatory clearances or approvals may delay an acquisition or result in the imposition of conditions that could have a material adverse effect on the combined companies or cause the parties to abandon the acquisition; Hologic may be unable to complete one or more of the acquisitions or completing an acquisition may be more costly than expected because, among other reasons, conditions to the closing of the acquisition may not be satisfied; problems may arise with the ability of Hologic to successfully integrate the businesses of an acquired company, which may result in the combined companies not operating as effectively and efficiently as expected; Hologic may not be able to achieve the expected synergies from an acquisition or it may take longer than expected to achieve those synergies; an acquisition may involve unexpected costs or unexpected liabilities, or the effects of purchase accounting may be different from Hologic’s expectations; Hologic expects to incur additional debt or issue additional securities to finance a part of the cash portion of the purchase price of the Suros acquisition and Hologic cannot assure that it will be able to obtain such financing on a timely basis or on favorable terms, if at all; such financing may negatively affect Hologic’s results of operations or be more dilutive to its stockholders than anticipated and Hologic’s failure to obtain such financing on a timely basis could result in a breach of its obligations under the acquisition agreement; Hologic’s share price could decrease, resulting in an increase in the number of shares that Hologic is required to issue in to complete the acquisitions and result in further dilution than anticipated and/or require Hologic stockholder approval of one or more of the acquisitions; and the combined companies may be adversely affected by future legislative, regulatory, or tax changes as well as other economic, business and/or competitive factors. Other factors that could cause actual results to materially differ include, without limitation, manufacturing risks that may limit the Company’s ability to increase commercial production of the Selenia and other of the Company’s digital products, including the Company’s reliance on a single source of supply for some key components of its products as well as the need to comply with especially high standards for those components and in the manufacture of digital X-ray products in general; uncertainties inherent in the development of new products and the enhancement of existing products, including technical and regulatory risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; the ability of the Company’s sales force to successfully service its product offerings; the Company’s ability to successfully manage current or future alliances or joint ventures; the Company’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for digital X-ray products; expenses and uncertainties relating to litigation and governmental investigations, including the FTC’s current investigation of the Company’s acquisition of certain intellectual property assets from Fischer Imaging; risks relating to compliance with financial covenants under the Company’s leases; technical innovations that could render products marketed or under development by the Company obsolete; competition; and reimbursement policies for the use of the Company’s products. Other factors that could adversely affect the Company’s business and prospects are described in the Company’s filings with the Securities and Exchange Commission. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

HOLOGIC, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

ASSETS

	March 25, 2006	September 24, 2005
CURRENT ASSETS:
Cash and cash equivalents	$108,285	$113,994
Accounts receivable, net	70,771	57,742
Inventories	60,866	44,520
Prepaid expenses and other current assets	16,150	12,119

Total current assets	256,072	228,375

Property and equipment, net	34,620	33,329
Intangible assets, net	32,152	5,162
Goodwill, net	6,285	6,285
Other assets, net	3,852	6,688

	$332,981	$279,839

LIABILITIES AND STOCKHOLDERS’ EQUITY

	March 25, 2006	September 24, 2005
CURRENT LIABILITIES:
Accounts payable	$20,102	$14,163
Accrued expenses	26,977	25,237
Deferred revenue	18,354	16,360

Total current liabilities	65,433	55,760

Deferred income tax liabilities – long term	—	1,471
Deferred service obligations– long term.	5,262	4,774

Total long term liabilities	5,262	6,245

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value- Authorized - 90,000 shares Issued – 45,564 and 44,295 shares, respectively	456	443
Capital in excess of par value	200,237	172,642
Retained earnings	63,332	46,452
Cumulative translation adjustment	(1,275)	(1,239)
Treasury stock, 90 shares at cost	(464)	(464)

Total stockholders’ equity	262,286	217,834

	$332,981	$279,839

HOLOGIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 25, 2006	March 26, 2005	March 25, 2006	March 26, 2005
REVENUES	$100,985	$69,237	$188,941	$135,413

COSTS AND EXPENSES (1):
Cost of revenues	57,864	42,464	108,837	84,432
Research and development	6,787	4,842	16,958	9,192
Selling and marketing	11,073	7,299	22,216	16,547
General and administrative	8,869	7,451	16,732	13,471

	84,593	62,056	164,743	123,642

Income from operations	16,392	7,181	24,198	11,771
Interest income	978	464	2,273	722

Interest expense/other income (expense)	44	(91)	9	(71)

Income before provision for income taxes	17,414	7,554	26,480	12,422

Provision for income taxes	6,250	1,506	9,600	1,800

Net income	$11,164	$6,048	$16,880	$10,622

Net income per common and common equivalent share:
Basic	$0.25	$0.14	$0.38	$0.25

Diluted	$0.24	$0.13	$0.36	$0.24

Weighted average number of common shares outstanding:
Basic	45,189	42,258	44,770	41,776

Diluted	47,345	44,882	47,073	44,202

(1) Stock-based Compensation included in Costs and Expenses:
Cost of revenues	$98	$—	$184	$—
Research and development	97	—	193	—
Selling and marketing	76	—	148	—
General and administrative	467	—	880	—

	$738	$—	$1,405	$—